                                                                    EXHIBIT 99.1

[DOVER CORPORATION LOGO]

FOR IMMEDIATE RELEASE

CONTACT:                                     READ IT ON THE WEB
Robert G. Kuhbach                            http://www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640                               JANUARY 26, 2004

            DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

New York, New York (January 26, 2004). Dover Corporation (NYSE: DOV) earned $285.2 million or $1.40 diluted earnings per share (EPS) from continuing operations for the full year 2003, compared to $207.8 million or $1.02 EPS from continuing operations in the comparable period last year, an increase of 37%. Net earnings before the cumulative effect of accounting changes for the full year of 2003 were $292.9 million or $1.44 EPS, including $7.7 million of earnings or $.04 EPS from discontinued operations compared to $171.8 million or $0.84 EPS, for the same period of 2002, which included $36.1 million or $.18 EPS in losses from discontinued operations. Sales for the full year of 2003 were $4,413.3 million, an increase of 9% as compared to $4,053.6 million for the comparable period last year.

For the fourth quarter, Dover's earnings more than doubled to $80.7 million or $.39 EPS from continuing operations, compared to $38.8 million or $.19 EPS from continuing operations in the comparable period last year. Net earnings before the cumulative effect of accounting changes for the fourth quarter of 2003 were $76.3 million or $.37 EPS, which included $4.4 million of losses from discontinued operations or $.02 EPS, compared to net earnings of $15.0 million or $.07 EPS for the fourth quarter of 2002 which included $23.7 million or $.12 EPS in losses from discontinued operations. Sales in the fourth quarter of 2003 were $1,198.0 million, an increase of 19% as compared to $1,007.8 million for the fourth quarter last year.

Commenting on the results and the current outlook, Thomas L. Reece, Chairman and CEO, said: "Dover's performance in 2003 generated the second highest sales and third highest net earnings in our history. This is a strong indication that we are finally emerging from the manufacturing recession of the past three years. These results are also a testament to the ability of Dover's operating management to increase our operating leverage in a very difficult environment. Our ongoing efforts to optimize operations and reduce costs while continuing to invest in innovative new products, processes and solid R&D have enhanced our competitive position in the marketplace. Going forward, we will be well-positioned to capitalize on the increase in demand in the markets we serve.

"While we are very pleased with our full year results, I am particularly encouraged by the overall trends coming out of the fourth quarter, which suggest that 2004 will be even better. Resources, our most profitable segment, reported record profits of $136.9 million, and we expect last year's Warn acquisition and further improvements in many of Resource's energy and

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fluids handling businesses to drive an even stronger performance in 2004.
Diversified also showed positive improvements in sales, earnings and margins for the fourth quarter compared to both the third quarter and prior year and posted strong bookings in December. In particular, Hill Phoenix continues to gain market share by providing its customers with innovative products while increasing its overall operating leverage. Strong fourth quarter bookings at Sargent, Tranter PHE and Crenlo also were encouraging as they suggest continued improvements at Diversified. At Industries, while full year results were down compared to 2002, the trends over the past three quarters have been positive, and bookings, particularly late in the year, and year end backlog were both up significantly. There are particularly encouraging signs at key Industries companies like Rotary Lift, Heil Environmental, PDQ, Tipper Tie and Triton.

"At Technologies, the story is quite positive overall, although we believe some caution is warranted in projecting the rate of further improvements in CBAT and SEC results. As we said a year ago, we expected to achieve a solid "single digit" earnings margin by the end of 2003 in CBAT and SEC. CBAT hit that target in the third quarter and now must reinvest to support important new product introductions. SEC would have met that target in the fourth quarter had it not been for the loss experienced by K & L Microwave when it exited China and refocused its business. Imaje had its best earnings year in 2003 and strongest bookings quarter on record in the fourth quarter, aided only in part by a favorable foreign exchange environment. Imaje continues to gain market share by offering an ever more complete line of marking and coding products. Technologies' CBAT equipment companies that serve the "early recovery" sector of the industry have all seen meaningful improvements in sales, bookings and backlog in the third and fourth quarters with modestly improved margins. The balance of the CBAT companies, particularly Universal, are bringing exciting new products to market, utilizing new Chinese assembly operations and sourcing arrangements and optimizing efficiencies under extremely competitive market conditions. It will take several months for these companies to absorb the higher infrastructure costs and the inherent inefficiency related to commercialization of new products. We fully expect that these efforts will be successful, as recent bookings and year-end backlogs are up at both CBAT and SEC sequentially for the past two quarters."


SEGMENT RESULTS

DIVERSIFIED

                             Three Months Ended December 31,          Twelve Months Ended December 31,
(in thousands, unaudited)   2003          2002         % Change       2003            2002       % Change
---------------------------------------------------------------     -------------------------------------
Net sales                  $302,215      $270,188        11.9%      $1,168,256      $1,115,776      4.7%
Earnings                     33,207        24,515        35.5%         131,867         127,454      3.5%
Operating margins              11.0%          9.1%                        11.3%           11.4%
Bookings                    302,648       264,082        14.6%       1,161,012       1,082,316      7.3%
Book-to-Bill                   1.00          0.98                         0.99            0.97
Backlog                     334,349       331,234         0.9%


Diversified's fourth quarter results were a significant improvement over the prior year, with positive earnings comparisons at eight of its eleven operating companies. The significant contributors were SWEP, Hill Phoenix, SWF, Waukesha and Mark Andy, all of which had favorable comparisons to prior year performance, somewhat offset by Belvac which produced solid results, but earnings comparisons were down due to a very strong prior year's quarter. Hill Phoenix was the largest contributor to earnings on the strength of its display case and refrigeration system business units. SWEP delivered the largest year-over-year improvement, driven primarily by increased sales volume, improved productivity and favorable currency rates. Both Mark Andy's and Waukesha's earnings and margins doubled from the prior year's quarter, as recent cost cutting and restructuring initiatives took effect. Although SWF continued to struggle with a weak market, the comparison to prior year was favorable. Overall, total


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bookings at Diversified were up 15% in the fourth quarter particularly at
Sargent, which set a record based on new submarine ship set orders. SWEP, Tranter PHE, Mark Andy and Crenlo also registered strong increases.

For the year, Hill Phoenix leveraged productivity gains and cost reductions to increase margins and produce record sales, earnings and cash flow, while gaining additional market share through the continued expansion of several of its key customers. Sargent's earnings were down slightly compared to prior year, as its strong military business and a successful acquisition in Canada were offset by the extended commercial aerospace downturn. Performance Motorsports' earnings declined for the first time since being acquired in 1998, as they dealt with acquisition integration, several production issues and a weak powersports market. The weak power generation market also continued to negatively impact Waukesha, and a charge to close a manufacturing facility further reduced earnings. Order intake increased in the second half of the year at SWEP, fueling a 60% earnings increase over the prior year. Current backlog and bookings remain high at SWEP, supporting continued strong performance for the first half of 2004. Benefiting from strong machine sales to Russia and Australia, Belvac improved earnings 64% over the prior year on a six point margin increase. Tranter PHE, despite lower earnings, saw significant growth in non-U.S. markets as brisk order intake from Europe and Asia produced record bookings. The remaining operating companies did not have a meaningful impact on segment results.

INDUSTRIES

                                     Three Months Ended December 31,        Twelve Months Ended December 31,
(in thousands, unaudited)             2003        2002    % Change            2003        2002     % Change
--------------------------------------------------------------------        --------------------------------
Net Sales                           $278,543    $253,839     9.7%          $1,039,930  $1,034,714     0.5%
Earnings                              36,132      30,514    18.4%             121,200     137,547   -11.9%
Operating margins                      13.0%       12.0%                        11.7%       13.3%
Bookings                             320,174     221,046    44.8%           1,105,046     995,552    11.0%
Book-to-Bill                            1.15        0.87                         1.06        0.96
Backlog                              201,866     119,881    68.4%

Industries' fourth quarter results were much improved over the prior year's quarter, with positive earnings comparisons at seven of its twelve operating companies, particularly PDQ, Heil Environmental and Rotary. The largest contributor to quarterly earnings was PDQ, due to a record sales performance, driven by successful new product introductions coupled with productivity improvements. Heil Environmental also had increased earnings and was able to maintain its market leading position as it experienced a 39% increase in bookings. Rotary Lift's earnings improved, driven by strong overseas performance. Chief Automotive's sales of computerized measuring products increased earnings, while DI Foodservice's earnings decreased slightly due to ongoing merger costs and weak end markets. The remaining operating companies reported relatively flat earnings despite increased sales volumes.

For the full year, Industries earned 12% less on essentially flat sales, reflecting plant closing costs and margin pressure from earlier in the year. Nevertheless, quarterly sales and earnings improved sequentially as the year progressed, culminating in fourth quarter results topping the three previous quarters, reflecting market share increases across the majority of companies. The biggest contributors were PDQ, resulting from strong new product sales as mentioned above, and Tipper Tie, which benefited from strong overseas performance, capitalizing on the opening of the Eastern European markets. Kurz-Kasch, DovaTech and Somero showed modest improvements.
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                                       4

Offsetting these positive contributors were a number of companies whose performance declined significantly versus last year, primarily as a result of continued market weakness. Specifically, Heil Environmental's earnings were down 30% as markets contracted for the third consecutive year. However, full year bookings and backlog were up, reflecting favorable year over year comparisons for the last two quarters. Heil Trailer closed two facilities, which negatively impacted earnings, but full year bookings were up 50% and backlog tripled as strong military shipments are expected to lead to improved performance in 2004. Weak institutional markets contributed to DI Foodservice's performance, along with ongoing costs to integrate the Groen, Randell and Avtec businesses. Marathon's margins declined during 2003 due to pricing pressures driven by market weakness and strong competition. Strength in Chief Automotive's computerized measuring products was more than offset by market contraction in their frame-straightening product line. Triton's revenues were the highest in their history, driven by successful new product introductions, although earnings were relatively flat due to new product start-up costs. The remaining companies had a modest positive impact on full year sales.


RESOURCES

                                Three Months Ended December 31,         Twelve Months Ended December 31,
(in thousands, unaudited)       2003          2002      % Change         2003        2002     % Change
----------------------------------------------------------------        --------------------------------

Net sales                      $284,195     $219,670       29.4%       $982,658    $872,898    12.6%
Earnings                         34,918       30,117       15.9%        136,851     124,380    10.0%
Operating margins                  12.3%        13.7%                      13.9%       14.2%
Bookings                        280,205      207,351       35.1%        990,057     867,155    14.2%
Book-to-Bill                       0.99         0.94                       1.01        0.99
Backlog                         104,362       70,876       47.2%



Resources' results for the fourth quarter improved over the prior year, with positive earnings comparisons at eight of twelve operating companies. Most businesses benefited from stronger markets worldwide, as well as management-led initiatives to reduce cost and grow market share. Key positive contributors to the quarterly results were Warn, the Energy Products Group and OPW Fueling Components. Warn, acquired on October 1, 2003, was a significant driver of Resources' revenue and earnings growth in the quarter even after the impact of purchase accounting. However, the positive operating leverage at these companies was partially offset by unfavorable comparisons at Blackmer, which absorbed costs related to manufacturing realignments, Texas Hydraulics, and a loss at RPA reflecting significant restructuring costs in France. The result of these unfavorable quarterly events reduced Resources' quarterly margin comparison to the prior year. Most Resources companies with strong global positions benefited from the weaker dollar and improved business activity, particularly in Asia and Europe.

For the full year, all 12 Resources operating companies increased bookings, 10 increased sales, and eight improved earnings as compared to prior year. In 2003, the Energy Products Group and C. Lee Cook provided much of the earnings gain. These businesses were favorably impacted by demand generated by increased prices for oil and gas. The long-term view of this market continues to be very positive. The OPW companies both had an exceptionally strong year as a result of new environmental regulations, global growth initiatives, global sourcing and continued focus on cost reductions. They opened new facilities in China and Brazil, strengthening their global reach. De-Sta-Co Industries had improved sales and earnings as it expanded its served markets, patented new products and refined distribution channels globally. The pump companies, Blackmer and Wilden, faced various challenges in 2003 which hurt their earnings, although both made strides to improve their product lines, global reach and competitiveness and had full year positive increases in bookings and backlog. Texas Hydraulics was down significantly due to the continued slow down in construction equipment demand, but both it and Tulsa Winch showed some signs of improvement as the year ended with increased


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bookings trends and strong backlog. Hydro Systems generated positive comparisons to prior year due to its expansion into Asia and Latin America, as well as significant contributions from new product introductions in Europe. RPA Process Technologies experienced a very difficult year on a global basis due to continued weakness in its primary markets -- pulp, paper, and refining -- resulting in a significant loss.

TECHNOLOGIES

                                 Three Months Ended December 31,        Twelve Months Ended December 31,
(in thousands, unaudited)        2003          2002    % Change         2003          2002       % Change
----------------------------------------------------------------    --------------------------------------
Net sales                     $  335,679   $  265,588    26.4%      $ 1,231,241    $ 1,036,472     18.8%
Segment earnings (losses)         23,741      (27,688)     --            84,763        (30,339)      --
Operating margins                   7.1%        -10.4%                     6.9%           -2.9%
Bookings                         354,176      261,417    35.5%        1,275,598      1,046,903     21.8%
Book-to-Bill                        1.06         0.98                      1.04           1.01
Backlog                          182,427      127,752    42.8%

The fourth quarter saw continued growth in bookings at all three Technologies platforms, reporting a 7% sequential increase and a 36% increase over the fourth quarter of 2002. While quarterly sales and earnings were up 26% and $51.4 million over the fourth quarter of 2002, respectively, sales growth slowed in the fourth quarter to 2% sequentially and earnings decreased $6.1 million to $23.7 million, reflecting $4.1 million in foreign exchange losses. There were positive quarterly earnings comparisons at 10 of the 13 operating companies. Both full year and fourth quarter results for 2002 include inventory, restructuring and other pre-tax charges of $35.2 million and $25.1 million, respectively.

For the full year, all businesses except the two SEC microwave companies had significant positive sales and earnings improvements, reflecting substantial internal operating improvements, plus better external market conditions.

CIRCUIT BOARD ASSEMBLY AND TEST (CBAT)

                                 Three Months Ended December 31,        Twelve Months Ended December 31,
(in thousands, unaudited)        2003          2002    % Change         2003          2002       % Change
----------------------------------------------------------------    --------------------------------------
Net sales                      $199,270      $152,579    30.6%        $731,749      $598,646       22.2%
Segment earnings (losses)        12,406       (28,984)     --           43,691       (55,722)        --
Operating margins                  6.2%         -19.0%                    6.0%          -9.3%
Bookings                        212,478       148,463    43.1%         760,923       615,522       23.6%
Book-to-Bill                       1.07          0.97                     1.04          1.03
Backlog                         107,036        72,166    48.3%

For the fourth quarter, CBAT companies showed modest bookings growth over the third quarter with significant increased demand for back end semiconductor products at Everett Charles Technologies and Alphasem, and improvements at all other companies except DEK and Universal. Although sales were down slightly over the third quarter due to the timing of bookings, book to bill was 1.07. This resulted in lower earnings in the quarter compared to the prior quarter, including modest losses at Universal and Hover-Davis, as overall CBAT margins dropped from 10% to 6%. While Universal's long-term prospects continue to improve with a stronger backlog and positive book-to-bill, it is experiencing increased infrastructure costs as it transitions to new products and expands its Chinese assembly operation, which is not expected to reach full commercialization until the second half of 2004.


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                                       6

SPECIALTY ELECTRONIC COMPONENTS (SEC)

                                         Three Months Ended December 31,        Twelve Months Ended December 31,
(in thousands, unaudited)                2003       2002        % Change        2003        2002        % Change
--------------------------------------------------------------------------    ------------------------------------
Net sales                              $57,210    $49,946         14.5%        $211,575    $205,635       2.9%
Segment earnings (losses)                1,696     (4,828)          -             7,316     (12,070)        -
Operating margins                         3.0%      -9.7%                          3.5%       -5.9%
Bookings                                60,391     46,036         31.2%         221,145     199,255      11.0%
Book-to-Bill                              1.06       0.92                          1.05        0.97
Backlog                                 53,074     42,740         24.2%

Vectron, the largest company in this group, showed positive results with sales growing 23% from the same quarter last year and 11% sequentially, with operating margin reaching 10% in the quarter, up from a loss last year and 7% in the third quarter. Bookings at Vectron increased 30% for the quarter as compared to the prior year. K&L Microwave continued to restructure its operations, exiting completely from Asian manufacturing. As a result, K&L reported a loss for the quarter and the year. Excluding this loss, the other SEC business reported a $9.9 million improvement in earnings over the fourth quarter of 2002 and reported fourth quarter operating margins of 10%. Improvements came from continued successes in the military, space, medical and industrial markets, and increased orders from their major telecom and datacom customers. With a renewed focus on military and industrial markets, K&L Microwave should return to profitability in 2004. Excepting K&L, all other SEC companies experienced sequential sales and earnings growth in the quarter.

IMAJE

For the fourth quarter, Imaje's sales increased 26% over the same period in 2002. This reflects improved execution of Imaje's logistics and distribution networks coupled with continued focus on new product development. Sales for 2003, as compared to 2002, were positively impacted by a 20% strengthening of the Euro against the dollar. However, margins continue to be pressured as the majority of Imaje's product costs are incurred in Euros. Consequently, Imaje is in the process of expanding its production and delivery platforms in both China and North America. These efforts should be accomplished by mid-2004. Imaje's strategy of product diversification is taking hold as sales of other than small character ink jet products grew to 21% of sales from 17% in 2002, while at the same time ink jet unit sales grew 17% year over year. Bookings in the quarter were up 22% from the prior year and the book-to-bill ratio for the quarter was
1.03. Ending backlog increased 74% from the end of last year. Full year bookings increased 26% from last year, and the full year book-to-bill ratio was 1.02.

OTHER INFORMATION:

Discontinued operations losses for the quarter were $4.4 million compared to $23.7 million for the same period last year. In the fourth quarter of 2003, Dover discontinued five businesses in the Diversified, Industries and Resources segments. Comparatively, during the fourth quarter of 2002, Dover discontinued six businesses in the Resources and Technologies segments. 2003 operational earnings from discontinued operations of $2.4 million or $.01 EPS for the fourth quarter and $5.3 million or $.03 EPS for the year were offset by the write-down of the discontinued businesses to their estimated fair value. Discontinued operations earnings for the year were $7.7 million compared to losses of $36.1 million last year, and were primarily from the favorable resolution of certain outstanding litigation and tax matters, as well as tax benefits related to losses on sales of businesses. These items were partially offset by charges related to

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contingent liabilities from the entities sold and the write-down of the businesses discontinued to their estimated fair value.

For the full year of 2002, the impact of the adoption of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", resulted in a net loss of $121.3 million or $.60 EPS. The adoption resulted in a goodwill impairment charge of $345.1 million ($293.0 million net of tax or $1.44
EPS). The adoption discontinued the amortization of goodwill effective January 1, 2002.

The effective tax expense rate for continuing operations for the fourth quarter of 2003 was 20.8% compared to last year's fourth quarter tax benefit rate of 27.0%. The 2003 fourth quarter rate benefited from the utilization of net operating loss carry forwards related to international locations. For the full year of 2003, the effective tax rate for continuing operations was 23.3%, compared to 21.1% for last year. The low effective tax rates are largely due to the continuing benefit from tax credit programs such as those for R&D combined with the benefit from U.S. export programs, lower effective foreign tax rates and the recognition of certain capital loss benefits. During the fourth quarter, the Company received tax refunds of approximately $151.5 million related to federal tax return filings. The proceeds from the tax refund were used to pay down commercial paper borrowings and for other general corporate purposes.

Net debt levels decreased $63.5 million during 2003 and the net debt to total capitalization ratio decreased by approximately 4 percentage points during the period. The following table provides a reconciliation of net debt to total capitalization with the GAAP information found in the attached financial statements.

                                                                        December 31,         December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)           2003                  2002
---------------------------------------------------------------------------------------------------------
Short-term debt and commercial paper                                    $   63,669           $   23,761
Long-term debt                                                           1,003,915            1,030,299
Less: Cash, equivalents and marketable securities                          371,397              294,335
                                                                        -------------------------------
Net debt                                                                   696,187              759,725
Add: Stockholders' equity                                                2,742,671            2,394,834
                                                                        -------------------------------
Total capitalization                                                    $3,438,858           $3,154,559
Net debt to total capitalization                                             20.2%                24.1%
---------------------------------------------------------------------------------------------------------

Free cash flow for the twelve months ended December 31, 2003 increased significantly as cash generated from operations improved $236.5 million compared to last year. The 2003 improvement in free cash flow reflects improved net earnings, lower tax payments and tax refunds, offset slightly by an increase in working capital. Year-to-date discretionary contributions to the defined benefit pension plans were approximately $48.5 million. Dover did not repurchase shares of its common stock on the open market during the quarter. The following table is a reconciliation of free cash flow with cash flows from operating activities.

                                                                        Twelve Months Ended December 31,
Free Cash Flow (in thousands, unaudited)                                   2003                  2002
---------------------------------------------------------------------------------------------------------
Cash flow provided by operating activities                               $ 593,666            $ 357,144
Less: Capital expenditures                                                 (96,400)             (96,417)
      Dividends to stockholders                                           (115,504)            (109,436)
                                                                        ---------------------------------
Free cash flow                                                           $ 381,762            $ 151,291
---------------------------------------------------------------------------------------------------------

During 2003, corporate expenses increased $9.7 million compared to the prior year due to higher insurance and compensation costs, and costs incurred for Sarbanes-Oxley compliance, various tax planning projects and other corporate initiatives.


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                                       8

On October 1, 2003, Dover acquired Warn Industries Inc. for approximately
$325 million in cash. Warn, located in Portland, Oregon, is the industry leader in the design, manufacture and marketing of high-performance vehicular winches. The Warn acquisition, after purchase accounting, was accretive to Dover's earnings during the fourth quarter of 2003. Warn, with annual sales in excess of $150 million, is a stand alone operating company within the Resources segment. The acquisition was originally financed with existing cash on hand and commercial paper borrowings. During the fourth quarter, all the commercial paper borrowings associated with the acquisition were repaid.

Also during the fourth quarter, Dover acquired two small add-ons, one in each of the Industries and Technologies market segments. Neither of these acquisitions had a material impact on the quarterly financial results. For the full year Dover invested $372.4 million in acquisitions compared to $100.1 million last year, on an economic cost basis.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles
(GAAP), the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

The Dover website will host a Webcast of the fourth quarter and full year 2003 conference call at 9:00 AM Eastern Time on Tuesday, January 27, 2004. The conference call will also be made available for replay on the website. Additional information on Dover's fourth quarter and full year 2003 results and its operating companies can be found on the company website, (http://www.dovercorporation.com).

Dover Corporation makes information available to the public, orally and in writing, which may use words like "expects" and "believes", which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of continued events in the Middle East on the worldwide economy, economic conditions, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW


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                                DOVER CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
              (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                 THREE MONTHS ENDED DECEMBER 31,  TWELVE MONTHS ENDED DECEMBER 31,
                                                                     2003             2002            2003            2002
                                                                  -----------      -----------      ----------     -----------
Net sales                                                         $ 1,198,014      $ 1,007,817      $4,413,296     $ 4,053,593
Cost of sales                                                         787,046          684,784       2,892,874       2,722,674
                                                                  -----------      -----------      ----------     -----------
      Gross profit                                                    410,968          323,033       1,520,422       1,330,919
Selling and administrative expenses                                   289,893          270,045       1,076,664         996,209
                                                                  -----------      -----------      ----------     -----------
      Operating profit                                                121,075           52,988         443,758         334,710
                                                                  -----------      -----------      ----------     -----------
Interest expense, net                                                  14,578           15,680          62,166          64,787
All other (income) expense, net                                         4,609            6,788           9,700           6,554
                                                                  -----------      -----------      ----------     -----------
      Total                                                            19,187           22,468          71,866          71,341
                                                                  -----------      -----------      ----------     -----------
Earnings from continuing operations, before taxes on income           101,888           30,520         371,892         263,369
   Federal and other taxes on income                                   21,186           (8,250)         86,676          55,523
                                                                  -----------      -----------      ----------     -----------
Net earnings from continuing operations                                80,702           38,770         285,216         207,846
                                                                  -----------      -----------      ----------     -----------
Net earnings (losses) from discontinued operations                     (4,383)         (23,741)          7,711         (36,058)
                                                                  -----------      -----------      ----------     -----------
Net earnings before cumulative effect of change in accounting
   principle                                                           76,319           15,029         292,927         171,788
                                                                  -----------      -----------      ----------     -----------
Cumulative effect of change in accounting principle, net of tax            --               --              --        (293,049)
                                                                  -----------      -----------      ----------     -----------
Net earnings (losses)                                             $    76,319      $    15,029      $  292,927     $  (121,261)
                                                                  ===========      ===========      ==========     ===========

Net earnings (losses) per common share:
Basic
- Continuing operations                                           $      0.40      $      0.19      $     1.41     $      1.02
- Discontinued operations                                               (0.02)           (0.12)           0.04           (0.18)
                                                                  -----------      -----------      ----------     -----------
- Total net earnings before cumulative effect of change in
   accounting principle                                                  0.38             0.07            1.45            0.85
- Cumulative effect of change in accounting principle                      --               --              --           (1.45)
                                                                  -----------      -----------      ----------     -----------
- Net earnings (losses)                                           $      0.38      $      0.07      $     1.45     $     (0.60)
                                                                  ===========      ===========      ==========     ===========

Diluted

- Continuing operations                                           $      0.39      $      0.19      $     1.40     $      1.02
- Discontinued operations                                               (0.02)           (0.12)           0.04           (0.18)
                                                                  -----------      -----------      ----------     -----------
- Total net earnings before cumulative effect of change in
   accounting principle                                                  0.37             0.07            1.44            0.84
- Cumulative effect of change in accounting principle                      --               --              --           (1.44)
                                                                  -----------      -----------      ----------     -----------
- Net earnings (losses)                                           $      0.37      $      0.07      $     1.44     $     (0.60)
                                                                  ===========      ===========      ==========     ===========

Weighted average number of common shares outstanding during the period:

   Basic                                                              202,773          202,345         202,576         202,571
   Diluted                                                            204,361          202,829         203,614         203,346

                                DOVER CORPORATION
                             MARKET SEGMENT RESULTS
                           (UNAUDITED) (IN THOUSANDS)

                                                        THREE MONTHS ENDED DECEMBER 31,  TWELVE MONTHS ENDED DECEMBER 31,
                                                        -------------------------------  --------------------------------

                          SALES                             2003             2002             2003             2002
                                                         -----------      -----------      -----------      -----------
Diversified                                              $   302,215      $   270,188      $ 1,168,256      $ 1,115,776
Industries                                                   278,543          253,839        1,039,930        1,034,714
Resources                                                    284,195          219,670          982,658          872,898
Technologies                                                 335,679          265,588        1,231,241        1,036,472
Intramarket eliminations                                      (2,618)          (1,468)          (8,789)          (6,267)
                                                         -----------      -----------      -----------      -----------
  Net sales                                              $ 1,198,014      $ 1,007,817      $ 4,413,296      $ 4,053,593
                                                         ===========      ===========      ===========      ===========

                        EARNINGS

Diversified                                              $    33,207      $    24,515          131,867          127,454
Industries                                                    36,132           30,514          121,200          137,547
Resources                                                     34,918           30,117          136,851          124,380
Technologies                                                  23,741          (27,688)          84,763          (30,339)
                                                         -----------      -----------      -----------      -----------
  Subtotal continuing operations                             127,998           57,458          474,681          359,042
Corporate expense                                            (11,532)         (11,258)         (40,623)         (30,886)
Net interest expense                                         (14,578)         (15,680)         (62,166)         (64,787)
                                                         -----------      -----------      -----------      -----------
Earnings from continuing operations, before taxes on
   income                                                    101,888           30,520          371,892          263,369
  Federal and other taxes on income                           21,186           (8,250)          86,676           55,523
                                                         -----------      -----------      -----------      -----------
Net earnings from continuing operations                  $    80,702      $    38,770      $   285,216      $   207,846
                                                         ===========      ===========      ===========      ===========

                                DOVER CORPORATION
        CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
                           (UNAUDITED) (IN THOUSANDS)

                                                                           DECEMBER 31,     DECEMBER 31,
BALANCE SHEET                                                                 2003             2002
                                                                           -----------      -----------
ASSETS:
Cash and cash equivalents                                                  $   370,379      $   293,824
Receivables, net of allowances for doubtful accounts                           747,567          641,824
Inventories                                                                    639,339          573,540
Prepaid expenses & other current assets                                        117,300           95,776
Property, plant & equipment, net                                               717,875          676,196
Goodwill                                                                     1,844,701        1,627,865
Intangibles, net                                                               349,328          202,446
Other assets                                                                   208,069          167,516
Assets of discontinued operations                                              164,139          158,398
                                                                           -----------      -----------
                                                                           $ 5,158,697      $ 4,437,385
                                                                           ===========      ===========
LIABILITIES & STOCKHOLDERS' EQUITY:
Short term debt                                                            $    63,669      $    23,761
Payables and accrued expenses                                                  705,702          571,917
Taxes payable and other deferrals                                              568,854          353,117
Long-term debt                                                               1,003,915        1,030,299
Liabilities of discontinued operations                                          73,886           63,457
Stockholders' equity                                                         2,742,671        2,394,834
                                                                           -----------      -----------
                                                                           $ 5,158,697      $ 4,437,385
                                                                           ===========      ===========

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                          --------------------------------
CASH FLOWS                                                                    2003             2002
                                                                           -----------      -----------
OPERATING ACTIVITIES:
Net earnings (loss)                                                        $   292,927      $  (121,261)
Cumulative effective of change in accounting principle                              --          293,049
(Earnings) loss from discontinued operations, net of tax                        (7,711)          36,058
Depreciation and amortization                                                  151,309          156,946
Net change (increase) decrease in assets, liabilities and other                205,621           36,352
Contributions to defined benefit pension plan                                  (48,480)         (44,000)
                                                                           -----------      -----------
  Net cash from (used in) operating activities                                 593,666          357,144
                                                                           -----------      -----------
INVESTING ACTIVITIES:
Capital expenditures                                                           (96,400)         (96,417)
Proceeds from sale of property and equipment                                     9,862           16,676
Acquisitions, net of cash                                                     (362,062)         (99,710)
                                                                           -----------      -----------
  Net cash from (used in) investing activities                                (448,600)        (179,451)
                                                                           -----------      -----------
FINANCING ACTIVITIES:
Increase (decrease) in debt                                                     13,524          (21,538)
Cash dividends to stockholders                                                (115,504)        (109,436)
Purchase of treasury stock and proceeds from exercise of stock options           3,699           (9,096)
                                                                           -----------      -----------
  Net cash from (used in) financing activities                                 (98,281)        (140,070)
                                                                           -----------      -----------

Effect of exchange rate changes on cash                                         33,671           23,521

Net cash from (used in) discontinued operations                                 (3,901)          60,720
Net increase (decrease) in cash & equivalents                                   76,555          121,864
Cash & cash equivalents at beginning of period                                 293,824          171,960
                                                                           -----------      -----------
Cash & cash equivalents at end of period                                   $   370,379      $   293,824
                                                                           ===========      ===========

Dover Corporation
RESTATED MARKET SEGMENT DATA FROM CONTINUING OPERATIONS
(unaudited) (in thousands, except per share figures)

OPERATIONAL PROFIT (LOSS)       DDI           DII           DRI            DTI            DOVER
-------------------------   ----------     ----------     --------     -----------      ----------
2003
First Qtr                   $   31,238     $   26,363     $ 32,486     $    10,497      $  100,584
Second Qtr                      36,769         27,797       32,254          20,731         117,551
Third Qtr                       30,653         30,908       37,193          29,794         128,548
Fourth Qtr                      33,207         36,132       34,918          23,741         127,998
                            ----------     ----------     --------     -----------      ----------
YTD - 2003                  $  131,867     $  121,200     $136,851     $    84,763      $  474,681
                            ----------     ----------     --------     -----------      ----------

2002
First Qtr                   $   29,554     $   39,413     $ 28,964     $    (6,933)     $   90,998
Second Qtr                      38,855         36,320       32,459           3,030         110,664
Third Qtr                       34,530         31,300       32,840           1,252          99,922
Fourth Qtr                      24,515         30,514       30,117         (27,688)         57,458
                            ----------     ----------     --------     -----------      ----------
YTD - 2002                  $  127,454     $  137,547     $124,380     $   (30,339)     $  359,042
                            ----------     ----------     --------     -----------      ----------

SALES                           DDI           DII           DRI            DTI            DOVER*
-------------------------   ----------     ----------     --------     -----------      ----------
2003
First Qtr                   $  276,171     $  241,062     $223,106     $   260,042      $  998,373
Second Qtr                     301,392        255,688      232,829         306,207       1,094,000
Third Qtr                      288,478        264,637      242,528         329,313       1,122,909
Fourth Qtr                     302,215        278,543      284,195         335,679       1,198,014
                            ----------     ----------     --------     -----------      ----------
YTD - 2003                  $1,168,256     $1,039,930     $982,658     $ 1,231,241      $4,413,296
                            ----------     ----------     --------     -----------      ----------

2002
First Qtr                   $  270,269     $  254,982     $210,091     $   228,846      $  962,800
Second Qtr                     294,724        261,378      225,356         272,682       1,052,715
Third Qtr                      280,595        264,515      217,781         269,356       1,030,261
Fourth Qtr                     270,188        253,839      219,670         265,588       1,007,817
                            ----------     ----------     --------     -----------      ----------
YTD - 2002                  $1,115,776     $1,034,714     $872,898     $ 1,036,472      $4,053,593
                            ----------     ----------     --------     -----------      ----------

* Total continuing sales after intramarket eliminations.

Dover Corporation
RESTATED QUARTERLY DATA FROM CONTINUING OPERATIONS
(unaudited) (in thousands, except per share figures)

                                                    PER SHARE
                  NET           NET          ------------------------
QUARTER          SALES        EARNINGS         BASIC         DILUTED
------------   ---------      ---------      ---------      ---------
2003
First          $  998,373     $  57,688      $    0.28      $    0.28
Second          1,094,000        71,591           0.35           0.35
Third           1,122,909        75,235           0.37           0.37
Fourth          1,198,014        80,702           0.40           0.39
               ---------      ---------      ---------      ---------
YTD - 2003     $4,413,296     $ 285,216      $    1.41      $    1.40
               ---------      ---------      ---------      ---------
2002
First          $  962,800     $  47,882      $    0.24      $    0.23
Second          1,052,715        64,200           0.32           0.32
Third           1,030,261        56,994           0.28           0.28
Fourth          1,007,817        38,770           0.19           0.19
               ---------      ---------      ---------      ---------
YTD - 2002     $4,053,593     $ 207,846      $    1.02      $    1.02
               ---------      ---------      ---------      ---------

Dover Corporation
RESTATED QUARTERLY DATA FROM DISCONTINUED OPERATIONS
(unaudited) (in thousands, except per share figures)

                                                    PER SHARE
                  NET            NET         ------------------------
QUARTER          SALES     EARNINGS (LOSS)     BASIC         DILUTED
------------   ---------   ---------------   ---------     ----------
2003
First          $   36,601      $  1,782      $    0.01     $     0.01
Second             35,281         1,191           0.01           0.01
Third              31,612         9,121           0.05           0.05
Fourth             42,615        (4,383)         (0.02)         (0.02)
                ---------      --------      ---------     ----------
YTD - 2003     $  146,109      $  7,711      $    0.04     $     0.04
                ---------      --------      ---------     ----------
2002
First          $   50,005      $ (2,766)     $   (0.01)    $    (0.01)
Second             48,669        (8,999)         (0.04)         (0.04)
Third              51,236          (552)          0.00           0.00
Fourth             47,487       (23,741)         (0.12)         (0.12)
                ---------      --------      ---------     ----------
YTD - 2002     $  197,397     $ (36,058)     $   (0.18)     $   (0.18)
                ---------      --------      ---------     ----------

                                DOVER CORPORATION
                    QUARTERLY MARKET SEGMENT INFORMATION (1)

                      DOVER DIVERSIFIED
                      -----------------

                       2002                                                    2003
                      1 QTR.        2 QTR.        3 QTR.        4 QTR.        1 QTR.        2 QTR.        3 QTR.        4 QTR.
                     --------      --------      --------      --------      --------      --------      --------      --------
Sales                $270,269      $294,724      $280,595      $270,188      $276,171      $301,392      $288,478      $302,215
Segment Earnings       29,554        38,855        34,530        24,515        31,238        36,769        30,653        33,207
Bookings              278,660       278,591       260,983       264,082       278,884       291,608       287,872       302,648
Backlog               370,243       355,946       337,279       331,234       334,701       333,758       333,408       334,349
Book to Bill             1.03          0.95          0.93          0.98          1.01          0.97          1.00          1.00
Margin                  10.9%         13.2%         12.3%          9.1%         11.3%         12.2%         10.6%         11.0%

                      DOVER INDUSTRIES *
                      ------------------

                       2002                                                    2003
                      1 QTR.        2 QTR.        3 QTR.        4 QTR.        1 QTR.        2 QTR.        3 QTR.        4 QTR.
                     --------      --------      --------      --------      --------      --------      --------      --------
Sales                $254,982      $261,378      $264,515      $253,839      $241,062      $255,688      $264,637      $278,543
Segment Earnings       39,413        36,320        31,300        30,514        26,363        27,797        30,908        36,132
Bookings              244,645       271,509       258,352       221,046       257,844       254,927       272,101       320,174
Backlog               144,080       157,885       152,882       119,881       137,826       141,007       149,236       201,866
Book to Bill             0.96          1.04          0.98          0.87          1.07          1.00          1.03          1.15
Margin                  15.5%         13.9%         11.8%         12.0%         10.9%         10.9%         11.7%         13.0%

                      DOVER RESOURCES *
                      -----------------

                       2002                                                    2003
                      1 QTR.        2 QTR.        3 QTR.        4 QTR.        1 QTR.        2 QTR.        3 QTR.        4 QTR.
                     --------      --------      --------      --------      --------      --------      --------      --------
Sales                $210,091      $225,356      $217,781      $219,670      $223,106      $232,829      $242,528      $284,195
Segment Earnings       28,964        32,459        32,840        30,117        32,486        32,254        37,193        34,918
Bookings              214,254       236,471       209,079       207,351       232,830       232,368       244,654       280,205
Backlog                77,161        89,974        81,492        70,876        80,068        81,744        84,445       104,362
Book to Bill             1.02          1.05          0.96          0.94          1.04          1.00          1.01          0.99
Margin                  13.8%         14.4%         15.1%         13.7%         14.6%         13.9%         15.3%         12.3%

                      DOVER TECHNOLOGIES
                      ------------------

                        2002                                                     2003
                       1 QTR.        2 QTR.        3 QTR.         4 QTR.        1 QTR.        2 QTR.        3 QTR.        4 QTR.
                     ----------     --------      --------      ---------      --------      --------      --------      --------
Sales                $ 228,846      $272,682      $269,356      $ 265,588      $260,042      $306,207      $329,313      $335,679
Segment Earnings        (6,933)        3,030         1,252        (27,688)       10,497        20,731        29,794        23,741
Bookings               240,059       287,827       257,600        261,417       276,497       312,692       332,233       354,176
Backlog                119,074       138,213       128,365        127,752       146,415       157,821       158,146       182,427
Book to Bill              1.05          1.06          0.96           0.98          1.06          1.02          1.01          1.06
Margin                   -3.0%          1.1%          0.5%         -10.4%          4.0%          6.8%          9.0%          7.1%

(1) Excludes discontinued operations.

* Segment information has been restated for the move of Texas Hydraulics from Industries to Resources.

                                DOVER CORPORATION
         DOVER TECHNOLOGIES -- QUARTERLY MARKET SEGMENT INFORMATION (1)

                     CBAT
                     ----

                        2002                                                       2003
                       1 QTR.         2 QTR.         3 QTR.         4 QTR.        1 QTR.        2 QTR.        3 QTR.        4 QTR.
                     ---------      ---------      ---------      ---------      --------      --------      --------      --------
Sales                $ 124,797      $ 158,686      $ 162,585      $ 152,579      $148,883      $179,171      $204,425      $199,270
Segment Earnings       (13,256)       (10,175)        (3,307)       (28,984)        1,637        10,151        19,497        12,406
Bookings               138,745        175,830        152,485        148,463       160,495       181,804       206,146       212,478
Backlog                 65,216         84,101         74,587         72,166        84,953        91,153        90,553       107,036
Book to Bill              1.11           1.11           0.94           0.97          1.08          1.01          1.01          1.07
Margin                  -10.6%          -6.4%          -2.0%         -19.0%          1.1%          5.7%          9.5%          6.2%

                     SEC
                     ---

                         2002                                                      2003
                        1 QTR.        2 QTR.         3 QTR.         4 QTR.        1 QTR.         2 QTR.       3 QTR.        4 QTR.
                     ---------      ---------      ---------      ---------      --------      --------      --------      --------
Sales                $  53,755      $  56,148      $  45,786      $  49,946      $ 50,315      $ 52,081      $ 51,969      $ 57,210
Segment Earnings        (2,657)        (1,139)        (3,446)        (4,828)        3,009         1,865           746         1,696
Bookings                51,304         53,999         47,916         46,036        53,856        51,850        55,048        60,391
Backlog                 43,356         42,128         45,650         42,740        46,427        46,304        49,246        53,074
Book to Bill              0.95           0.96           1.05           0.92          1.07          1.00          1.06          1.06
Margin                   -4.9%          -2.0%          -7.5%          -9.7%          6.0%          3.6%          1.4%          3.0%

(1) Excludes discontinued operations.